UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2013

SWISHER HYGIENE INC.
 (Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35067	27-3819646
(Commission File Number)	(I.R.S. Employer Identification No.)

4725 Piedmont Row Drive, Suite 400 Charlotte, North Carolina	28210
(Address of Principal Executive Offices)	(Zip Code)

 (704) 364-7707
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2013, Swisher Hygiene Inc. ("Swisher Hygiene") entered into an Executive Services Agreement with The SCA Group, LLC ("SCA"), effective June 9, 2013, in connection with the services provided by William T. Nanovsky as Senior Vice President and Chief Financial Officer of Swisher Hygiene (the "Agreement").  Pursuant to the Agreement, Swisher Hygiene will pay SCA a bi-weekly fee of $1,153.85 and Mr. Nanovsky a bi-weekly fee of $10,384.61, such fees may increase on an annual basis consistent with Swisher Hygiene's policy as it applies to its senior management.  Mr. Nanovsky will participate in Swisher Hygiene's bonus program, as it applies to senior management, with a bonus target of 50% of the total fees paid to SCA and Mr. Nanovsky.  Any bonus will be paid 10% to SCA and 90% to Mr. Nanovsky.  Mr. Nanovsky will remain a partner of SCA.

Pursuant to the Agreement, Swisher Hygiene will reimburse Mr. Nanovsky for all reasonable travel and out-of-pocket expenses in connection with his services to Swisher Hygiene.  Swisher Hygiene will provide Mr. Nanovsky up to two round trip flights to Florida from North Carolina per month and a daily per diem equal to the then current U.S.A. General Services Administration dinner allowance for Charlotte, North Carolina (currently $29.00).  Also, pursuant to the Agreement, Swisher Hygiene will provide an apartment to Mr. Nanovsky in Charlotte, North Carolina, and Mr. Nanovsky will participate in Swisher Hygiene's benefit plans as they apply to senior management.

The Agreement may be terminated by either party by providing a minimum of 30 days' advance notice.  Also, SCA may terminate the Agreement immediately upon written notice to Swisher Hygiene if (i) Swisher Hygiene is engaged in or asks SCA or any SCA professional to engage in or ignore any illegal or unethical activity, (ii) Mr. Nanovsky ceases to be a SCA professional for any reason, (iii) Mr. Nanovsky becomes disabled, or (iv) Swisher Hygiene fails to pay any amounts due to SCA under the Agreement when due.  In lieu of terminating the Agreement under (ii) and (iii) above, upon mutual agreement of the parties, Mr. Nanovsky may be replaced by another SCA professional.

In addition, pursuant to the Agreement, Mr. Nanovsky will participate in the Amended and Restated Swisher Hygiene Inc. 2010 Stock Incentive Plan (the "Plan").  Any awards granted will be issued 10% as a warrant to SCA and 90% to Mr. Nanovsky under the Plan.

On June 10, 2013, in connection with the Agreement, Swisher Hygiene granted Mr. Nanovsky an option to purchase 135,000 shares of common stock of Swisher Hygiene under the Plan with an exercise price of $0.93.  The option vests annually in four equal installments commencing on the first anniversary of the grant date.  The option has a term of ten years.

Also in connection with the Agreement, Swisher Hygiene granted SCA a warrant to purchase 15,000 shares of common stock of Swisher Hygiene with an exercise price of $0.93.  The warrant vests annually in four equal installments commencing on June 10, 2014.  The warrant has a term of ten years.

The Agreement supersedes the Interim Services Agreement, effective September 24, 2012 pursuant to which SCA agreed to provide Swisher Hygiene with the services of Mr. Nanovsky as Swisher Hygiene's Interim Senior Vice President and Chief Financial Officer for consideration of up to $50,000 per month. On February 18, 2013, Mr. Nanovsky became Swisher Hygiene’s Senior Vice President and Chief Financial Officer and continued to be compensated under the September 24, 2012 agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWISHER HYGIENE INC.

Date: June 14, 2013	By:	/s/ Thomas C. Byrne
Thomas C. Byrne
President and Chief Executive Officer